Exhibit 10 (o)

STOCK PURCHASE AGREEMENT

AMONG

VIDEO DISPLAY CORPORATION,

Z-AXIS HOLDINGS, INC

AND

Z-AXIS, INC

October 3, 2013

TABLE OF CONTENTS

Section 1 - Definitions		1

Section 2 – Basic Transaction		4
(a)	Purchase and Sale of Shares	4
(b)	No Assumption of Liabilities	4
(c)	Purchase Price	4
(d)	Note Payable	4
(e)	The Closing	4

Section 3 – Representations and Warranties of the Sellers		5
(a)	Organization of the Sellers	5
(b)	Authorization of Transaction	5
(c)	Noncontravention	5
(d)	Brokers’ Fees	5
(e)	Title to Assets	5
(f)	Tangible Assets	5
(g)	Product Liability	6
(h)	Litigation	6
(i)	Product Warranty	6
(j)	Material Contracts	6
(k)	Inventory	6
(l)	Intellectual Property	6
(m)	Legal Compliance	6
(n)	Disclosure	6

Section 4 – Representations and Warranties of the Buyer		7
(a)	Organization of the Buyer	7
(b)	Authorization of Transaction	7
(c)	Noncontravention	7
(d)	Brokers’ Fees	7
(e)	Risk of Business	7
(f)	Disclosure	8

Section 5 – Pre-Closing Covenants		8
(a)	General	8
(b)	Notices and Consents	8
(c)	Operation of Business	8
(d)	Preservation of Business	8
(e)	Full Access	8
(f)	Publicity	8
(g)	Confidentiality	8
(h)	Tax Matters	9

Section 6 – Conditions to Obligation to Close		10
(a)	Conditions to Obligation of the Buyer	10
(b)	Conditions to Obligation of the Sellers	11

Section 7 – Termination		12

Section 8 – Post Closing Covenants		12
(a)	General	12
(b)	Litigation Support	12
(c)	Transition	12
(d)	Covenant Not to Compete	12
(e)	Agreement Not to Solicit Customers	13
(f)	Agreement Not to Solicit Employees	13
(g)	Agreement on CRT Pricing	13
(h)	Transition Support	13
(i)	Employees	13
(j)	Approvals	13

Section 9 – Remedies for Breach of this Agreement		13
(a)	Survival of Representations and Warranties	13
(b)	Indemnification Provisions	14

Section 10 – Disputes and Arbitration		14
Section 11 – Miscellaneous		14
(a)	Survival of Representations and Warranties	14
(b)	Entire Agreement	15
(c)	Succession and Assignment	15
(d)	Counterparts	15
(e)	Headings	15
(f)	Notices	15
(g)	Amendments and Waivers	15
(h)	Severability	16
(i)	Expenses	16
(j)	Incorporation of Exhibits and Schedules	16
(k)	Bulk Transfer Laws	16
(l)	Governing Law	16

Exhibits

Raw Material and Finished Inventory Schedule		B
Asset Schedule		C

2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 3, 2013 by and between VIDEO DISPLAY CORPORATION, a Georgia corporation (the “Seller”), and Z-AXIS HOLDINGS, INC, a corporation organized under the laws of the State of New York (the “Buyer”) and Z-AXIS, Inc. (the Company) The Buyer and the Seller are referred to collectively herein as the “Parties.”

RECITALS

A. The Company operates the Z-AXIS, INC Business (as defined below) at Phelps NY.

B. Seller owns of record and beneficially all of the issued and outstanding shares of the capital stock of the Company (the “Shares”).

C. Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the conditions set forth below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Adverse Consequences” means all actual out-of-pocket damages (excluding incidental, punitive, speculative, lost opportunity, multiple of profits, and consequential or special damages of any nature) resulting from actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and all reasonable fees and expenses of attorneys and experts relating to the Z-AXIS, INC Business.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means all right, title, and interest in and to the following Company assets : (a) all the tangible personal property such as all inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, tools, jigs, and dies used exclusively or primarily by the Company in its Z-AXIS, INC Business including, but not limited to such personal property which is specifically enumerated on Schedule 1 attached hereto (b) Intellectual Property, (c) files, documents, correspondence, lists, plats, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials used in the Z-AXIS, INC Business, and (d) parts and service customer lists, history and contact information used in the Z-AXIS, INC Business; and the Company Assets shall include (i) the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation, (ii) any of the rights of the Company under this Agreement or (iii) any asset of the Company primarily used in its businesses, including any asset not specifically set forth above., but excluding any and all intercompany cash accounts and intercompany non-trade receivable and payable accounts which shall, for all purposes be zeroed out against the Company retained earnings account. “Company Assets” also includes the DBAs of Bear Power Supplies and Boundless Technologies, but shall exclude all Z-AXIS Inc. real property and depreciable manufacturing equipment.

“Disclosure Schedule” means a schedule or listing of exceptions to the representations made by Seller in Section 3 below or by the Buyer in Section 4 below, and in each case reasonably satisfactory to the party to which such representations and warranties are made.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Sellers for purposes of Code Section 414.

“Estoppel Certificates” has the meaning set forth in Section 6(a) below.

“Export Control” means the U. S. Government Export Control Laws, including the Office of Defense Trade Controls (ODTC) and the International Traffic in Arms Regulations (ITAR)

“Financial Statement” has the meaning set forth in Section 3(g) below.

“Z-AXIS, INC Business” has the meaning of that business conducted by the Seller in Phelps NY whereby Sellers manufacture and market electronic products and supply services related to such products in their respective industries.

“Intellectual Property” means the following, (a) the trademarks, service marks, trade dress, logos, trade names, and together with all translations, adaptations, derivations, and combinations thereof used exclusively in the Company’s Z-AXIS, INC Business and which are specifically set forth on Schedule 3 attached hereto, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith used in the Company’s Z-AXIS, INC Business and which are specifically set forth on Schedule 4 attached hereto, (c) all mask works and all applications, registrations, and renewals in connection therewith used exclusively in the Company’s Z-AXIS, INC Business, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) used in the Company’s Z-AXIS, INC Business, (e) all computer software (including data and related documentation) used in the Company’s Z-AXIS, INC Business and which are specifically set forth on Schedule 5 attached hereto, (f) all other proprietary rights of the Company used in the Company’s Z-AXIS, INC Business, except as specifically set forth on Schedule 6 attached hereto, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Seller” has the meaning set forth in the preface above.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.	PURCHASE AND SALE OF SHARES

(a) Sale of shares. Seller agrees to sell the Shares and Buyer agrees to purchase the Shares from Seller.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer neither agrees to assume nor become responsible for any of the Seller’s Liabilities at the Closing other than the liabilities specifically shown in detail on the Z-AXIS, INC Financial Balance Sheet Data upon which this Purchase Offer is predicated.

(c) Purchase Price. The Buyer agrees to pay to the Seller at Closing Six Million Five Hundred Forty Six thousand ($6,546,000) Dollars (the “Cash Portion of the Purchase Price”) plus $1500 per day beginning on November 15, 2013 until the closing date. The cash as of the date of this signed agreement shall remain with Z-AXIS and no longer be subject to intercompany transfers with seller.

(d) Note Payable. In addition to the Cash Portion of the Purchase Price, the Seller shall deliver a Note Payable to the Seller in the amount of One Million Dollars on the terms indicated on Exhibit 2(d) attached hereto.

(e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 15, 2013 at the offices of Video Display Corporation, 1868 Tucker Industrial Road, Stone Mountain GA commencing at 9:00 a.m. local time or at such other place and at such other date and time as the Parties may mutually agree upon (the “Closing Date”);

(f) Buyer financing contingency. This stock purchase agreement is contingent upon buyer obtaining financing for the cash portion of the purchase price prior to closing. Buyer agrees to pursue the same with diligence. Seller agrees to provide financial statements required by purchaser’s lenders.

(g) Performance of companion agreement. The performance by the respective parties and Nibor Holdings, LLC of this agreement by each party is contingent upon performance of an asset purchase agreement executed on even date herewith.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that to Seller’s Knowledge, and, except as set forth in the Disclosure Schedule, the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete to the best of Seller’s knowledge, as of the Closing Date. The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company and the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by principals of equity.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the articles of incorporation or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of the Company’s Assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e) Title to Assets. The Company has good and marketable title to all of the Company’s Assets, free and clear of any Security Interest or restriction on transfer other than liabilities specified on the most recent financial statements presented to the Buyer.

(f) Tangible Assets. The Company owns or leases all machinery, equipment, and other tangible assets, including parts inventory, necessary for the conduct of the Company’s Z-AXIS, INC Business as presently conducted and as presently proposed to be conducted. The Company owns some of the raw materials and supplies needed for operation of the Z-AXIS, INC business, and contract for the balance of such materials and supplies. The Seller makes no representation or warranty as to the condition on usability of any tangible asset transferred under this Agreement and each such tangible asset is SOLD AS IS,WHERE IS WITHOUT ANY IMPLIED OR EXPRESS WARRANTY FOR A PARTICULAR PURPOSE.

g) Product Liability. The Seller does not have any Liability to its Knowledge (and to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Z-AXIS, INC Business product manufactured, sold, leased, or delivered by the Seller.

(h) Litigation. With respect to the Company Assets, the Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party or are threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator except ongoing litigation brought by a former Manufactures Representative (Moore-Haar) against Z-AXIS, the responsibility for which passes to the buyer.

(i) Product Warranty. To the Seller’s Knowledge, each product manufactured, sold, leased, or delivered by the Company pursuant to the Z-AXIS, INC Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Knowledge of any existing claim of Liability (and to the Seller’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith

(j) Material Contracts. There exists no term or condition in any material contract that relates to the Company Assets that would in any way or matter adversely affect Buyer’s utilization of the Company Assets post Closing.

(k) Inventory The inventory portion of the Company Assets consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is SOLD AS IS, WHERE IS WITHOUT ANY IMPLIED OR EXPRESS WARRANTY FOR A PARTICULAR PURPOSE.

(l) Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property being used in the Company’s Z-AXIS, INC Business. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(m) Legal Compliance. To the Seller’s Knowledge, the Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), as they may relate directly to the Acquired Assets, and to Seller’s Knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

(n) Disclosure. To the Knowledge of Seller, the representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

(o) Corporate taxes. All State and Federal Income Taxes, sales taxes and payroll taxes determined to be applicable to operations and income and expenses to and includingAugust 31, 2013 shall be assumed by the seller.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunderand has been duly authorized to carry out the execution, deliver and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by principals of equity.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

(e) Risk of Business. The Buyer has conducted what it believes to be an appropriate “due diligence” investigation of the Company and the Company’s Z-AXIS, INC Business, and acknowledges that the Buyer has been informed by the Seller of the past performance of the Z-AXIS, INC Business and have provided “Best Effort” future projections of revenues and profits. No representations, assurances and/or guarantees have been provided for the growth or performance of financial or business results from the utilization of the Company Assets or otherwise.

(f) Disclosure. To the Knowledge of Buyer, the representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

(b) Notices and Consents The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third-party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

(c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction involving the Z-AXIS, INC Business outside the Ordinary Course of Business, except as envisioned by this Agreement.

(d) Preservation of Business. The Seller will undertake best efforts to keep the Z-AXIS, INC Business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Company Assets.

(f) Publicity. Prior to the Closing, any written news releases by the Buyer or the Seller pertaining to this Agreement or the sale contemplated by the Agreement shall be reviewed and approved by the other Party hereto prior to release.

(g) Confidentiality. Buyer shall hold in strict confidence, all documents and information obtained with respect to Seller and the Company (“Confidential Information”). Buyer shall not permit any Confidential Information to be utilized or to be disclosed or conveyed to any other person or entity other than its legal and accounting representatives in furtherance of this Agreement. This Section 5(g) shall terminate if and when the Closing occurs in accordance with Section 1 of this Agreement. In the event that the Closing does not occur, Buyer shall hold such Confidential Information in strict confidence indefinitely.

(h) Tax Matters.

(a) Sellers and Buyer and their respective Affiliates shall jointly make a timely, irrevocable and effective election under Code §338(h)(10) and any similar elections under any applicable state, local or foreign income Tax law (collectively the “§338(h)(10) Elections”) with respect to Buyer’s purchase of the Shares. Such Code §338(h)(10) Election shall be made pursuant to Code §338(h)(10) and the Treasury Regulations promulgated thereunder. To facilitate such election, at the Closing the Sellers’ Representative shall deliver to Buyer Forms 8023 and any similar forms under applicable state, local or foreign income Tax law (“Forms 8023”) with respect to Buyer’s purchase of the Shares as requested by Buyer, on which the Sellers shall have completed Sections B and C thereof and which shall have been duly executed by each Seller. Buyer shall complete Sections A, D and E thereof and cause the Forms 8023 to be duly and timely filed as prescribed by Treas. Reg. §1.338(h)(10)-1 or the corresponding provisions of applicable state or local income Tax law. The Sellers and Buyer shall cooperate with each other in allocating the “Aggregate Deemed Sale Price” (“ADSP”) as defined in Treas. Reg. § 1.338-4 among the classes of assets of the Company pursuant to Treas. Regulation § 1.338-6, and shall make available to each other such Tax data and other information as may be reasonably requested by the other party. Within 150 days after the Closing Date, Buyer will propose to the Sellers’ Representative the allocation of ADSP among the classes of assets of the Company to be reported on the respective IRS Form 8883 and any similar forms under applicable state, local or foreign income tax law (“Forms 8883”) to be filed by Sellers and Buyer. In the event that Buyer and Sellers’ Representative are unable to agree on the allocation of ADSP to be reported on Form 8883 within 180 days of the Closing Date (and a failure to raise any disagreement by Sellers’ Representative will be deemed to be considered an acquiescence), the matter in dispute shall be resolved as soon as practicable by the Accountants. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Accountants will determine (based solely on presentations by Sellers’ Representative and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. Buyer and Principal Sellers shall bear equally the fees and expenses of such firm. Buyer and Sellers shall file all Tax Returns in a manner consistent with the allocation of ADSP reported on Forms 8883 (and comparable forms for state, local or foreign Tax law).

(b) Neither the Company nor any of the Sellers shall take or allow to be taken any actions (other than the sale of the Purchased Shares pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code § 1361 and § 1362.

(c)Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the August 31, 2013 that are filed after the Closing Date. Seller shall provide copies to Buyer’s Representative of each such proposed Tax Return described in the preceding sentence at least 15 days prior to its proposed filing. Buyer’s Representative shall have ten days from receipt of such proposed Tax Return from Seller to raise objections to any item(s) contained therein. In the event Buyer’s Representative does not so object, Buyer shall be deemed to have waived any right to so object. In the event Buyer’s Representative does so object, then Buyer and Sellers’ Representative shall negotiate in good faith for at least five days to resolve such objections. In the event Sellers’ Representative and Buyer are unable to so resolve such objections, then the matter shall be resolved by the Accountants as soon as practicable (but in any event within 15 business days following submission to the Accountants). Buyer and Principal Sellers shall bear equally the fees and expenses of such firm.

(d) Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and the Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e) All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the August 31, 2013 and, after that Date, the Company shall not be bound thereby or have any liability thereunder. If subsequent to the closing date, the Seller has any tax adjustments, related to periods prior to the closing date, that cause an increase in the tax liability of Z-AXIS, the Seller shall reimburse the Buyer for such tax adjustment, interest and penalties.

(f) All transfer, sales, use, registration, documentary, stamp, conveyancing, franchise property, notarial, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(g) Any Taxes with respect to income or operations of the Company and that relate to a Straddle Tax Period, shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes other than income, sales and use, and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use, and withholding Taxes, as determined from the books and records of the Company as if the taxable year of the Company terminated at the close of business on August 31, 2013 (i.e., based on an interim closing of the books of the Company as of August 31, 2013). Sellers and Buyer agree, to the extent permitted by applicable Law, to elect with the relevant taxing authority to treat for all purposes August 31, 2013 as the last day of a taxable period of the Company.

6. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) the Seller shall have procured all of the third party consents specified in Section 5(b) above;

(iv) except as otherwise disclosed herein, no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Company Assets and to operate the Z-AXIS, INC Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects.

(vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and its counsel; and

(vii) Seller agrees with the Buyer that the inventory to be transferred to the Buyer at the Closing date shall consist of total inventory as set forth on Exhibit B, which list of inventory shall be run off of the Company’s MRP system before the start of business as of the Closing Date.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

(v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7. Termination. The Buyer may terminate this Agreement by written notification to the Seller within 30 days of the date of the signing of the Purchase Agreement. In the event of any such termination, the Seller shall retain any deposit paid by the Buyer pursuant to Section 2(c) to cover expended costs of the Seller’s reasonable attorneys’ fees and due diligence. The Seller may terminate this Agreement by written notification to the Buyer at any time prior to the Closing.

8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 9 below

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Sellers, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 9 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Buyer with respect to the Z-AXIS, INC Business after the Closing as it maintained with the Company with respect to the Z-AXIS, INC Business prior to the Closing. The Seller and the Company will refer all customer inquiries relating to the Z-AXIS, INC Business to the Buyer from and after the Closing.

(d) Covenant Not to Compete. The Parties agree that this covenant not to compete is necessary in order to protect the value and goodwill of the Company Assets and without this covenant not to compete, the Buyer would not have entered into this Agreement. For a period of Five (5) years from and after the Closing Date, the Seller will not engage directly or indirectly in the Z-AXIS, INC Business of Z-AXIS, INC sales, parts replacement or parts repair business or service that the Sellers conducts as of the Closing Date in any geographic area in which the Sellers conducts that business as of the Closing Date; provided, however, that the ownership of less than 10% of the outstanding stock of any publicly traded corporation engaged in such business shall not be deemed to be engaging in any such business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Agreement Not to Solicit Customers. For a period of five (5) years from and after the Closing Date, the Seller will not, directly or indirectly, on Seller’s own behalf or on behalf of others, (1) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (2) attempt to solicit, divert, appropriate to or accept on behalf of a Competing Business, for the purpose of providing services or products substantially similar to the current business of the Sellers, that being any business from any customer or actively sought prospective customer of the Sellers at or prior to the Closing Date. For purposes of this Agreement, “Competing Business” means manufacturing and sales comprised of the product line, parts replacement or the repair of parts relating to the Z-AXIS, INC Business.

(f) Agreement Not to Solicit Employees. Subsequent to the Signing of this Agreement, the Seller directly, on the Seller’s own behalf or on behalf of others, shall not solicit, divert or hire, or attempt to solicit, divert or hire, any other persons employed by Z-AXIS.

(g) Agreement on CRT Pricing. The Seller agrees to maintain current pricing of CRTs historically purchased by Buyer for a period of 5 years with annual increases not to exceed five percent (5%).

(h) Employees.

(i) Nothing in this Agreement obligates the Buyer to transfer any employee of the Seller to the Buyer. However, Buyer shall have the option to continue employment of any, all or none of the current employees of the Seller subsequent to the Closing.

(ii) Any such employee, with continued employment by Z-AXIS shall continue to be bound, by the Company’s Confidentiality and Intervention Agreement signed by the employee.

9. Remedies for Breach of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section 3 of this Agreement shall survive the Closing and continue in full force and effect until the three year anniversary date of the date of Closing and expire and terminate in their entirety thereafter. All of the representations and warranties of the Buyer contained in Section 4 of this Agreement shall survive the Closing and continue in full force and effect until the one year anniversary date of the date of Closing and expire and terminate in their entirety thereafter. All covenants of the Parties contained in this Agreement shall survive the Closing in accordance with their terms.

(b) Indemnification Provisions.

In the event either Party claims the other Party has breached any of its representations, warranties and covenants contained in the Agreement and if there is an applicable survival period pursuant to Section 9 (a) above and provided the purportedly damaged Party has made a written claim for indemnification against the other Party within such survival period and the other Party is found to have breached the Agreement, then the other Party agrees to indemnify the damaged Party from and against the entirety of any Adverse Consequences the damaged Party may suffer through and after the date of the breach as specified in the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

10. Disputes and Arbitration. If any dispute should arise after Closing concerning performance under or interpretation of this Agreement, then, prior to, and as a condition to either Seller’s or Buyer’s right to initiate any arbitration action, the Parties will take the following steps in an attempt to informally resolve any such dispute:

(a) The initiating party to the dispute shall provide the other party thirty (30) days written notice of the dispute and opportunity to cure.

(b) If the dispute remains after the thirty (30) days written notice and cure period, then within thirty (30) days of the request of either party, the parties shall participate in non-binding mediation with a mutually agreeable mediator at a mutually agreeable date, time and location.

(c) If any such dispute remains unresolved after the parties have attended mediation pursuant to Section 10(b), then either party may initiate an arbitration proceeding.

(d) The Parties agree that if they are unable to resolve any controversy that arises under this Agreement post-Closing as contemplated by this Section 10, then such controversy and any ancillary claims not so resolved will be submitted to mandatory and binding arbitration in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding on each and all of the Parties, and judgment may be entered thereon in a court of competent jurisdiction Seller and Buyer shall appoint a maximum of three arbitrators. Seller shall appoint one arbitrator and Buyer shall appoint one arbitrator. Each of these arbitrators shall appoint the third. If any Party fails to appoint an arbitrator, the President or Chairman of the American Arbitration Association, or his authorized subordinate, shall appoint such arbitrator or arbitrators.

Seller	Buyer

11. Miscellaneous.

(a) Survival of Representations and Warranties. All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 9(a) above.

(b) Entire Agreement This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Video Display Corporation
1868 Tucker Industrial Drive Tucker, Georgia 30084 Fax: 770.493.3903 Attn.: Ronald D. Ordway, CEO

If to the Buyer:	Z-AXIS HOLDINGS, INC
Z-AXIS, INC 1916 Route 96 Phelps, NY 14532

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. The Seller may consent to any such amendment at any time prior to the Closing. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Expenses. Buyer and Seller each will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(j) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(k) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(l) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York as it applies to contracts to be performed entirely within the State of New York

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

VIDEO DISPLAY CORPORATION

By:
Title:

Z-AXIS, INC

By:
Title:

Z-AXIS HOLDINGS, INC

By:
Title:

Exhibit B